Contacts:
Ken Engberg
Dealertrack Technologies, Inc.
(516) 734-3692
kenneth.engberg@dealertrack.com

Michael DeMeo
Dealertrack Technologies, Inc.
(516) 734-3691
 michael.demeo@dealertrack.com

DRAFT – V1.4 – 4/11/14

Scheduled Distribution: Friday, April 11th, 2014, 4:01 p.m. ET (Post-Market Close)

Dealertrack Technologies Announces Plans for New Corporate Headquarters

on Long Island

Lake Success, N.Y., April XX, 2014 ─ Dealertrack Technologies (Nasdaq: TRAK) today announced plans to maintain its corporate headquarters on Long Island and has signed a lease to move into a newly constructed 233,000 square foot corporate office building in the nearby Village of North Hills in early 2016.

The new environmentally-friendly, LEED-certified building planned for 3400 New Hyde Park Road is approximately one mile from Dealertrack’s current headquarters. Dealertrack expects to benefit from financial incentives being provided by the State of New York and Nassau County.

“Dealertrack was founded here on Long Island, and we remain committed to our local team members, our customers, Long Island and New York for making our company what it is today,” said Mark O’Neil, chairman and chief executive officer, Dealertrack. “This new construction will allow us to better accommodate future growth and will give our team members an ideal work environment, while helping us to attract new talent to the company.”

iOptimize Realty represented Dealertrack exclusively in an in-depth site selection process, which included surveying more than 100 properties in five states. The new building was designed by The Spector Group, and will be built by a partnership between Tritec Development and Castagna Realty, represented by Ray Ruiz of Jones Lang LaSalle.

About Dealertrack Technologies (www.dealertrack.com)

Dealertrack Technologies’ intuitive and high-value web-based software solutions and services enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, third-party retailers, agents and aftermarket providers. In addition to the industry’s largest online credit application network, connecting more than 20,000 dealers with more than 1,400 lenders, Dealertrack Technologies delivers the industry’s most comprehensive solution set for automotive retailers, including Dealer Management System (DMS), Inventory, Sales and F&I, Digital Marketing and Registration and Titling solutions.

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